UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Callon Petroleum Company
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CALLON PETROLEUM ANNOUNCES RESULTS OF SPECIAL MEETING

Shareholders Overwhelmingly Approve Increase of Authorized Shares

Natchez, MS (January 15, 2014) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) announced that at a Special Meeting of Shareholders held today, Callon shareholders overwhelmingly approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock of the Company from 60 million to 110 million shares. At the Special Meeting, more than 75% of the outstanding shares and more than 83% of the shares cast were voted in favor of the amendment, based on a preliminary tally.

“With this approval, shareholders have indicated a vote of confidence in Callon, its leadership and strategic plan. We thank them for their continued support,” said Fred Callon, Chairman and CEO.

“Callon’s Board and management have built a strong track record of success in the Permian Basin, increasing production levels in excess of 2,000 barrels of oil equivalent per day during 2013 to over 3,500 barrels of oil equivalent per day for the month of December, and adding a second horizontal rig in the third quarter. These accomplishments are a clear reflection of Callon’s operating expertise, prudent capital deployment, and ability to monetize lease acquisitions that have been made. Looking ahead, we expect to drive further increases in both production and reserves through existing opportunities in our portfolio and targeted acquisitions in the Permian Basin. We will remain disciplined in our approach and focused on value creation for all Callon shareholders,” continued Mr. Callon.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled, future increases in production and reserves, and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

Important Additional Information

Callon, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Callon stockholders in connection with the matters to be considered at Callon’s 2014 Annual Meeting. Callon intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Callon stockholders. CALLON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Callon’s directors and executive officers in Callon stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company’s website (www.callon.com) in the section “Investors.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Callon’s 2014 Annual Meeting. Information can also be found in Callon’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 14, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Callon with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Callon’s website at www.callon.com or by writing to Callon at 200 North Canal Street, Natchez, Mississippi 39120.

For further information contact

Investors:
Joe Gatto
Callon Petroleum Company
800-451-1294

Thomas M. Ball / Ronald E. Knox / Gerard J. Mucha
Morrow & Co., LLC
203-658-9400

Media:
Andrew Siegel / James Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449